Exhibit 99.1

Goldfield Wins Major Electrical Construction Mandate

MELBOURNE, Florida, October 9, 2007 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States has been selected to partner with the Orlando Utilities Commission (OUC—The Reliable One) in the upgrading of 46.2 miles of high voltage (230kv) transmission line to support load growth in the central Florida area. This work will be done in four annual segments.

Under the initial contract, Goldfield’s Southeast Power operation will commence work on November 1st on the first segment of 21 miles from Lake Agnes to Osceola. This segment is to be completed by May 1, 2008, with revenue to Southeast Power estimated at approximately $6 million.

Southeast Power is the “preferred contracting partner” for the remaining three segments, subject to OUC’s right to designate another contractor if circumstances require. Assuming Southeast Power continues on the remaining three segments, estimated revenue to Southeast Power for all segments would aggregate at least $30 million through 2010. The actual revenue will depend upon final specifications for the remaining three segments.

“We are honored to have been selected for this important assignment, which demonstrates the strength of our team and our unique capabilities within the industry,” said Robert L. Jones, president of Southeast Power.

In a separate development, Goldfield announced that three other construction projects on which, as previously announced, work had been suspended by the utilities, have been or will be resumed in the fourth quarter. These resumed projects, with estimated revenue of approximately $4 million, are scheduled to be completed in the fourth quarter of 2007.

“The OUC mandate and the resumption of these other projects signal a significant rebound in our electrical construction operations,” said John H. Sottile, president of Goldfield.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The Company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast. For additional information, please visit http://www.goldfieldcorp.com.

About OUC

Established in 1923 by a special act of the Florida Legislature, OUC—The Reliable One is the second largest municipal utility in Florida. OUC provides electric and water services to more than 200,000 customers in Orlando, St. Cloud and parts of unincorporated Orange and Osceola counties.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; adverse weather; our ability to estimate accurately with respect to fixed price construction contracts; heightened competition in the electrical construction field; and the availability of skilled construction labor. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:
The Goldfield Corporation
Phone: (321) 724-1700
Email: investorrelations@goldfieldcorp.com